Exhibit 11
                                                                      ----------


                            STATEMENT RE: COMPUTATION OF
                                 PER SHARE EARNINGS

                                                                     Years Ended June 30
                                                                     -------------------
                                                      1996                    1995                 1994
                                                      ----                    ----                 ----
Average shares outstanding                          5,756,344              5,735,892            5,641,740

Dilutive effect of stock
options computed by use
of treasury stock method                              179,178                166,527              274,758
                                                 ------------           ------------         ------------
Average common and common
equivalent shares
outstanding                                         5,935,522              5,902,419            5,916,498
                                                 ============           ============         ============
Computation of Earnings
Per Share = Net Income
divided by Average common and
common equivalent shares                         $  9,769,200           $  8,050,900         $  7,729,400
outstanding                                         5,935,522              5,902,419            5,916,498
                                                 ------------           ------------         ------------

Earnings Per Share                               $       1.65           $       1.36         $       1.31
                                                 ============           ============         ============